SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 8-K

                           ---------------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of Earliest Event Reported): March 16, 2004


                     SECURITY NATIONAL FINANCIAL CORPORATION
             (Exact name of registrant as specified in this Charter)



Utah  0-9341   87-0345941   (State  or  other   jurisdiction  of  incorporation)
(Commission File Number) (IRS Employer Identification No.)



                 5300 South 360 West, Salt Lake City, Utah 84123
               (Address of principal executive offices)(Zip Code)



       Registrant's Telephone Number, Including Area Code: (801) 264-1060





                                 Does Not Apply
          (Former name or former address, if changed since last report)


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ITEM 5.  Other Events and Regulation FD Disclosure

Acquisition of Paramount Security Life Insurance Company

     On March 16, 2004, with the approval of the Louisiana Department of Insurance, Security National Financial Corporation, through its wholly-owned subsidiary, Security National Life Insurance Company, (the "Company") completed a stock purchase transaction with Paramount Security Life Insurance Company, ("Paramount"), a Louisiana domiciled insurance company located in Shreveport, Louisiana. Under the terms of the transaction, the Company purchased all of the outstanding shares of common stock of Paramount for a purchase consideration of $4,398,000. As of December 31, 2003, Paramount had 9,383 policies in force and 29 agents. For the year ended December 31, 2003, Paramount had revenues of $614,000 and net income of $76,000. As of December 31, 2003, statutory assets and capital and surplus were $6,073,000 and $4,100,000, respectively.

     Paramount is licensed in the State of Louisiana and is permitted to appoint agents who do not have full life insurance licenses. These agents are limited to selling small life insurance policies in the final expense market. The Company believes that with this license it will be able to expand its operations in Louisiana. The Company anticipates servicing the Paramount policyholders out of its Jackson, Mississippi office and has closed the Shreveport office.

ITEM 7.  Financial Statements and Exhibits

     (a) The assets, consideration paid, and net income of Paramount are not significant to the consolidated financial statements of the Company. As a consequence, no financial statements of Paramount are required to be filed with this report.

(b)      Not Applicable

         (c)      Exhibits

     10.1 Stock Purchase Agreement among Security National Life Insurance Company, Paramount Security Life Insurance Company, and Physicians and Surgeons Medical Center, Inc. and the other shareholders of Paramount.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    SECURITY NATIONAL FINANCIAL CORPORATION
                                    (Registrant)



Date:    March 30, 2004               By: /s/ Scott M. Quist
                                          Scott M. Quist, President and
                                          Chief Operating Officer